May 2012
Preliminary Terms No. 204 Registration Statement No. 333-178081 Dated May 16, 2012 Filed pursuant to Rule 433
AUD    Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR
AUD Denominated / USD Payable
Interest will be payable quarterly on the securities (i) in Year 1: at a rate of 8.00% per annum and (ii) in Years 2 to 4: at a variable rate equal to 3-Month USD LIBOR plus 4.00%. The securities are denominated in Australian dollar (the “AUD”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the AUD amount of such payment converted at the USD/AUD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment is subject at all times to USD/AUD exchange rate risk. If the AUD has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase. However, if the AUD has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Pricing date:	May , 2012
Original issue date:	May 31, 2012 ( business days after the pricing date)
Interest accrual date:	May 31, 2012
Maturity date:	May 31, 2016
Denomination currency:	Australian dollar
Payment currency:	U.S. dollars
Aggregate principal amount:	AUD . May be increased prior to the original issue date but we are not required to do so.
AUD principal amount:	AUD 1,000 per security
Issue price:	At variable prices(1)
Payment at maturity:
The AUD principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest. Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Reference rate:	3-Month USD-LIBOR-BBA. Please see “Additional Provisions—Reference Rate” below.
Interest amount:
The product of (i) the AUD principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date. Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
From and including the original issue date to but excluding May 31, 2013: 8.00% per annum;
From and including May 31, 2013 to but excluding the maturity date (the “floating interest rate period”):
Reference rate plus 4.00%
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each an “interest determination date”).

Interest payment dates:
Each February 28 (or, in the case of a leap year, February 29), May 31, August 31, and November 30, beginning August 31, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:
Each February 28 (or, in the case of a leap year, February 29), May 31, August 31, and November 30, beginning May 31, 2013; provided that such interest reset dates shall not be adjusted for non-business days.

Interest payment period:	Quarterly
Day-count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable. We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of Australian dollars into U.S. dollars (expressed as the number of units of USD per AUD), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

CUSIP / ISIN:	61760QBL7 / US61760QBL77
Listing:	We do not expect to list the securities on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(2)(3)	Agent’s Commissions(3)	Proceeds to Issuer
Per security	At variable prices	AUD	AUD
Total	At variable prices	AUD	AUD
(1)
The securities are denominated in Australian dollar; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the USD/AUD spot rate for purchasing Australian dollar as of the date of your initial investment quoted by the calculation agent, including the bid/offer spread. See “The Securities” on page 2.

(2)
The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than AUD 980 per security and will not be more than AUD 1,000 per security. See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors.”

(3)
Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers and their financial advisors, of up to AUD     per security depending on market conditions. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated November 21, 2011                       Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

The Securities

The securities offered are debt securities of Morgan Stanley. We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and of the prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All interest payments and the payment at maturity on the securities will be made in U.S. dollars based on the AUD amount of such payment converted at the USD/AUD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment is subject at all times to USD/AUD exchange rate risk and you could lose some or a substantial portion of your USD investment. All payments on the securities are subject to the credit risk of Morgan Stanley.

The AUD principal amount of each security is AUD 1,000, and the issue price is variable. The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market price, if any, at which Morgan Stanley & Co. LLC (“MS & Co.”) is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price. In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction. See “Risk Factors—The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.”

The securities are denominated in the Australian dollar; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities. This U.S. dollar purchase amount will be based upon the USD/AUD spot rate for purchasing Australian dollars as of the date of your initial investment quoted by the calculation agent based upon prevailing market conditions, including the current bid/offer spread. This USD/AUD spot rate quoted by the calculation agent will be communicated to you and/or your broker as soon as practicable on or after you place your order to purchase the securities. See “Risk Factors––If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the AUD principal amount will be a rate quoted by our affiliate.”

We expect to profit from the bid/offer spread reflected in the USD/AUD spot rate. We will not charge any other currency exchange commissions or other fees to convert the U.S. dollars into the AUD principal amount.

Maturity:	4 years
Denomination currency:	AUD
Payment currency:
USD
The securities are denominated in AUD, but all interest payments and the payment at maturity on the securities will be made in USD. As a result, the amount you receive on each interest payment date and at maturity is subject to USD/AUD exchange rate risk.

Interest rate:
Year 1: 8.00%

Years 2 to 4:  3-Month USD LIBOR plus 4.00%

For each interest payment date, the interest rate will be applied to the AUD principal amount and the interest amount payable will be converted into USD at the USD/AUD exchange rate on the applicable valuation date, which is two currency business days prior to the relevant interest payment date.

Payment at maturity:
100% of the AUD principal amount.
The payment at maturity will equal the AUD principal amount converted into USD at the exchange rate on the final valuation date, plus accrued and unpaid interest. Consequently, this USD amount is subject to currency exchange risk.

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Reference Rate

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

The USD/AUD Exchange Rate

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The USD/AUD exchange rate is expressed as the number of units of U.S. dollars per Australian dollar. An increase in the exchange rate means that it takes more USD to purchase one AUD than it previously did. As a result, an increase in the exchange rate means that the AUD has appreciated / strengthened relative to the USD. A hypothetical exchange rate of 1.2 reflects a strengthening of the AUD relative to the USD, as compared to a hypothetical exchange rate of 1.05.

Conversely, a decrease in the exchange rate means that it takes fewer USD to purchase one AUD on the valuation date than it previously did. As a result, a decrease in the exchange rate means that the AUD has depreciated / weakened relative to the USD. A hypothetical exchange rate of 0.85 reflects a weakening of the AUD relative to the USD, as compared to a hypothetical exchange rate of 1.05.

May 2012	Page 3

AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Key Investment Rationale

The securities are denominated in AUD; however, all interest payments and the payment at maturity will be made in USD based on the AUD amount of such payment converted at the USD/AUD exchange rate as of the relevant valuation date. Accordingly, such payments will vary depending on the USD/AUD exchange rate on the related valuation dates.

In addition, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities. See “The Securities” on page 2 and “Risk Factors–– If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the AUD principal amount will be a rate quoted by our affiliate” for more information on the determination of the amount of U.S. dollars needed to pay the AUD principal amount.

Access:	▪ Access to an AUD-denominated investment
Variable Interest rate:	▪ The securities pay a quarterly interest payment at a fixed interest rate of 8.00% in year 1 and at a floating interest rate equal to 3-Month USD LIBOR plus 4.00% in years 2 to 4.
Variable Current Income:	▪ The interest amounts in USD are subject to currency exchange risk.
Scenario 1
The AUD appreciates relative to the USD on any valuation date compared to the USD/AUD exchange rate used to determine the USD equivalent of your initial investment:

▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly higher than the amount you would have received if the AUD had not appreciated compared to the USD/AUD exchange rate used to determine the USD equivalent of your initial investment.

▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly higher than the USD amount of your initial investment.

Scenario 2
The AUD depreciates relative to the USD on any valuation date compared to the USD/AUD exchange rate used to determine the USD equivalent of your initial investment:

▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly lower than the amount you would have received if the AUD had not depreciated compared to the USD/AUD exchange rate used to determine the USD equivalent of your initial investment.

▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly lower than the USD amount of your initial investment. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment.

Summary of Selected Key Risks (see page 12)

▪	The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Australian dollar relative to the U.S. dollar.

▪	The historical performance of the reference rate is not an indication of future performance.

▪	During the floating interest rate period, the level of the reference rate and exchange rate applicable to each interest payment period are determined on different dates.

▪	If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the AUD principal amount will be a rate quoted by our affiliate.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Market price of the securities will be influenced by many unpredictable factors.

May 2012	Page 4

AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The securities are exposed to currency exchange risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the AUD may adversely affect the value of the securities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The price you pay for the securities may be higher than the prices paid by other investors.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

May 2012	Page 5

AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, are denominated in AUD, but all interest payments and the payment at maturity will be made in USD based on the AUD amount of such payment converted at the USD/AUD exchange rate as of the relevant valuation date. At maturity, an investor will receive the AUD principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the AUD relative to the USD on the final valuation date. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2012	May 31, 2012 ( business days after the pricing date)	May 31, 2016
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Australian dollar
Payment currency:	U.S. dollars
Aggregate principal amount:	AUD . May be increased prior to the original issue date but we are not required to do so.
AUD principal amount:	AUD 1,000 per security
Issue price:
At variable prices
The securities are denominated in Australian dollar; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the USD/AUD spot rate for purchasing Australian dollar as of the date of your initial investment quoted by the calculation agent. See “The Securities” on page 2.

Payment at maturity:
The AUD principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Reference rate:	3-Month USD-LIBOR-BBA.
Interest accrual date:	May 31, 2012
Interest amount:
The product of (i) the AUD principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
From and including the original issue date to but excluding May 31, 2013: 8.00% per annum;
From and including May 31, 2013 to but excluding the maturity date (the “floating interest rate period”):
Reference rate plus 4.00%
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each an “interest determination date”).

Interest payment dates:
Each February 28 (or, in the case of a leap year, February 29), May 31, August 31, and November 30, beginning August 31, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:
Each February 28 (or, in the case of a leap year, February 29), May 31, August 31, and November 30, beginning May 31, 2013; provided that such interest reset dates shall not be adjusted for non-business days.

Interest payment period:	Quarterly
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

Risk factors:	Please see “Risk Factors” beginning on page 12.

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Exchange rate:
On any currency business day, the rate for conversion of the Australian dollar into U.S. dollars (expressed as the number of units of the U.S. dollars per Australian dollar), equal to AUDFIX as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference source for such day or (ii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect, the exchange rate will be AUD1, and in the event AUD1 is unavailable, a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Australian dollar into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Australian dollar; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Australian dollar into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Australian dollar shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any information deemed relevant by the calculation agent.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Reference source:	Reuters Screen “AUDFIX” Page
AUDFIX:
"AUDFIX USD/AUD", on any date means the U.S. dollar/Australian dollar reference rate, expressed as the amount of U.S. dollars per one Australian dollar for settlement in two currency business days which appears on Thomson Reuters Screen AUDFIX Page at approximately 10 a.m., Sydney time, on such date.  Such definition may be amended from time to time to reflect the then current AUDFIX rate source definition in Annex A of the 1998 FX and Currency Option Definitions.

AUD1:
“WM/Reuters USD/AUD” or “AUD1”, which we refer to as AUD1, on any date means the U.S. dollar/Australian dollar reference rate, expressed as the amount of U.S. dollars per one Australian dollar for settlement in two currency business days calculated by WM Company, which appears on Thomson Reuters Screen WMRSPOT12 Page under the caption “MID” at approximately 4 p.m., London time, on such date.  Such definition may be amended from time to time to reflect the then current AUD1 rate source definition in Annex A of the 1998 FX and Currency Option Definitions.

Currency business day:
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Sydney, Australia and London, England.

Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:	We do not expect to list the securities on any securities exchange.
CUSIP:	61760QBL7
ISIN:	US61760QBL77
Minimum ticketing size:	AUD 1,000 / 1 security
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities will be treated as debt instruments denominated in a currency (the “denomination currency”) other than the U.S. dollar for U.S. federal income tax purposes, and will therefore be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder. The denomination currency of the securities will be AUD. It is unclear, however, whether the securities should be treated as “contingent payment debt instruments” or “variable rate debt instruments” as that determination will depend upon, among other things, the facts at the time of issuance of the securities. If the securities were issued on May 15, 2012, the securities would be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Foreign Currency Contingent Payment Debt Instruments.”

Under this treatment, if you are a U.S. holder, you will be subject to annual income tax based on the comparable yield (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. These amounts will be determined in the denomination currency and then translated into U.S. dollars according to the rules described in the accompanying prospectus supplement.

Any gain recognized by U.S. holders on the sale, exchange, or at maturity, of the securities will be treated

May 2012	Page 7

AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

as ordinary income. As described in the accompanying prospectus supplement, U.S. holders may also be required to recognize foreign currency exchange gain or loss, which is treated as ordinary income or loss, with respect to payments of interest or principal on the securities. Although the applicable Treasury regulations provide that no foreign currency exchange gain or loss is recognized with respect to a positive or negative adjustment, as discussed in the accompanying prospectus supplement, the literal application of the Treasury regulations may result in a U.S. holder recognizing taxable income that is more or less than the U.S. dollar amount of such stated interest payment actually received by the holder. Accordingly, U.S. holders should consult their tax advisers regarding the application of this rule. If a U.S. holder recognizes foreign currency exchange loss or a loss upon a sale, exchange or other disposition of a security and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the Internal Revenue Service (the “IRS”). U.S. holders should consult their tax advisers regarding this reporting obligation, as discussed under “United States Federal Taxation—Tax Consequences to U.S. Holders—Disclosure Requirements” of the accompanying prospectus supplement.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. holders’ accruals of original issue discount and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amounts of payments that will be made on a security.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder). The preceding paragraphs contain only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Foreign Currency Contingent Payment Debt Instruments.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

For a discussion of the tax consequences to a U.S. holder in the securities if the securities are instead treated as “variable rate debt instruments” for U.S. federal income tax purposes, see the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes―Foreign Currency Notes.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (”MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the Australian dollar, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Australian dollar relative to the U.S. dollar at the time of your investment, and, therefore, increase the value relative to the U.S. dollar that the Australian dollar must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities. Additionally, such hedging activity during the term of the securities could potentially affect the U.S. dollar/Australian dollar exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
We expect to deliver the securities against payment therefor in New York, New York on May 31, 2012, which will be the              scheduled business day following the date of the pricing of the securities. Under Rule 15c6 1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than AUD 980 per security and will not be more than AUD 1,000 per security.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers of up to AUD           per security depending on market conditions.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the AUD relative to the USD. The examples assume an exchange rate of 1.05 on the pricing date and reflect the interest rates of Year 1: 8.00% and Years 2 to 4: 3-Month USD LIBOR plus 4.00%. If the exchange rate was 1.05 at the time of your initial investment, the USD equivalent amount of AUD 1,000 would be $1,050 at that time. The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 – The AUD has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 1.2. The interest amount payable to you for each security on the first interest payment date will be calculated as follows:

Interest amount	=	(AUD 1,000 × interest rate × applicable exchange rate), calculated on a 30/360 basis
	=	(AUD 1,000 × 8.00% × 1.2 USD/AUD) × (90/360)
	=	$24.00 USD

Because the AUD has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the AUD depreciated or remained unchanged from the time of your initial investment.

Example 2 – 3-Month USD LIBOR on the interest determination date related to the seventh interest payment date is 0.50% and the AUD has depreciated on the valuation date relating to the seventh interest payment date to an exchange rate of 0.9. The interest amount payable to you for each security on the seventh interest payment date will be calculated as follows:

Interest amount	=	(AUD 1,000 × interest rate × applicable exchange rate), calculated on a 30/360 basis
	=	[AUD 1,000 × (0.50% + 4.00%) × 0.9 USD/AUD] × (90/360)
	=	$10.125 USD

Because the AUD has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the AUD and will be less than the amount that would have been payable (in USD terms) had the AUD appreciated or remained unchanged from the time of your initial investment.

Amount of Principal Payable at Maturity

Example 3 – The AUD has appreciated on the final valuation date to an exchange rate of 1.2. The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date. The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of Principal at maturity	=	AUD 1000 × applicable exchange rate	=	AUD 1,000 × 1.2 USD/AUD	=	$1,200.00 USD

Example 4 – The AUD has depreciated on the final valuation date to an exchange rate of 0.9. Because the AUD has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity for each security (in USD terms) will be negatively affected by the depreciation of the AUD and will be less than your initial USD investment in the securities. The amount of principal payable to you at maturity for each security will be calculated as follows:

Payment of Principal at maturity	=	AUD 1000 × applicable exchange rate	=	AUD 1,000 × 0.9 USD/AUD	=	$900.00 USD

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Risk Factors

The securities involve risks not associated with an investment in ordinary floating rate notes. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Australian dollar relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in AUD but will be mandatorily converted and paid to you in USD at the USD/AUD exchange rate on the applicable valuation date. A depreciation in the AUD relative to the USD on the final valuation date relative to its value at the time of your initial investment, including as a result of a widening of currency bid/offer spreads, would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment.  Similarly, a depreciation in the AUD relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.

▪
The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall.

▪
During the floating interest rate period, the level of the reference rate and exchange rate applicable to each interest payment period are determined on different dates. During the floating interest rate period, the level of the reference rate applicable to an interest payment period will be determined two London banking days prior to the related interest reset date at the start of such interest payment period. However, the exchange rate applicable to each interest period during the term of the securities will be determined two currency business days prior to the relevant interest payment date at the end of each interest payment period. As a result, although the level of the reference rate will be determined at the start of any interest payment period, you will not be able to know the U.S. dollar amount of your interest payment until the end of each interest payment period.

▪
If you pay for the securities in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the AUD principal amount will be a rate quoted by our affiliate. The securities are denominated in Australian dollar; however, we will accept payment for the securities in U.S. dollars in order to facilitate the purchase of the securities. The exchange rate that will be used to calculate the amount of U.S. dollars needed to pay the AUD principal amount of your purchase will be the USD/AUD spot rate for purchasing Australian dollars as of the date of your initial investment quoted by the calculation agent, which is our affiliate. As a result, this exchange rate is different from the exchange rate that will be used for the purpose of converting the AUD principal amount at maturity and interest payments. Instead, this exchange rate will be the rate quoted by our affiliate in its sole discretion based upon prevailing market conditions, including the current bid/offer spread. We expect to profit from that bid/offer spread reflected in the USD/AUD spot rate.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that the level of the reference rate and

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

▪
the USD/AUD exchange rate on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include: (i) actual or anticipated changes in the level of the reference rate; (ii) volatility of the level of the reference rate; (iii) the volatility (frequency and magnitude of changes in value) of the USD/AUD exchange rate, which impact currency bid/offer spreads; (iv) interest and yield rates in United States and Australia; (v) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the AUD, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (vi) the time remaining to the maturity of the securities; and (vii) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the AUD has weakened relative to the USD or if interest rates rise.

▪
The securities will likely not be listed on any securities exchange and secondary trading may be limited.  We do not expect to list the securities on any securities exchange. Therefore, there may be little or no secondary market for the securities. Our affiliate, MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The securities are exposed to currency exchange risk.  Fluctuations in the exchange rates between the Australian dollar and the U.S. dollar will affect the value of your interest and principal payments as well as the value of the securities in the secondary market. Exchange rate movements are the result of numerous factors specific to the Australian dollar and the U.S. dollar, including the supply of, and the demand for, the Australian dollar and the U.S. dollar, as well as government policy, intervention or actions, and are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the Australian dollar and the U.S. dollar. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Australia and the United States. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) balance of payments; and (v) the extent of governmental surpluses or deficits in Australia and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia and the United States  and other countries important to international trade and finance.

Australia is a large exporter of natural resources and agricultural goods and, as a result, its balance of payments and currency may be adversely affected by changes in demand for commodities. The Australian dollar/U.S. dollar exchange rate may be, and has recently been, volatile, and we can give you no assurance that the U.S. dollar will not strengthen relative to the Australian dollar over the term of the securities.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. As described above, governments, including those of Australia and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the AUD and the USD should become fixed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Australian dollar or the U.S. dollar, or any other currency. Any significant changes or governmental actions with respect to the Australian dollar, the U.S. dollar or

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

▪	any other currency that result in a weakening of the AUD relative to the USD will adversely affect the value of the securities and the return on an investment in the securities.

▪
Even though currencies trade around-the-clock, the securities will not. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the AUD and/or the USD are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the USD value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the USD/AUD exchange rate used in calculating any payment due to you under the securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Australian dollar may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the USD/AUD exchange rate, including by significantly widening the bid/offer spread, and therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

▪
The price you pay for the securities may be higher than the prices paid by other investors. The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the level of the reference rate on each of the interest determination dates during the floating interest rate period and the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity. MSCS will also determine the USD/AUD spot rate for purchasing Australian dollars that will be used to calculate the amount of U.S. dollars needed to pay the AUD principal amount. Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet—Key Terms—Exchange rate,” may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

▪
instruments linked to the AUD and/or USD), including trading in forwards and options contracts on the AUD, cross currency swaps, as well as in other instruments related to the AUD and/or USD and related interest rates. Some of our subsidiaries also trade the AUD and other financial instruments related to the AUD on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities at or prior to the time of your initial investment could increase the value of the AUD relative to the USD at the time of your initial investment and, as a result, could increase the value relative to the U.S. dollar that the Australian dollar must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into U.S. dollars, equals or exceeds your USD investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the USD/AUD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

Historical Information

3-Month USD LIBOR

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2007 to May 15, 2012. The historical levels of the reference rate do not reflect the 4.00% spread that will apply to the interest that accrues on the securities for any interest payment period during the floating interest rate period, and should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

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AUD Senior Fixed to Floating Rate Securities Due May 31, 2016 Based on 3-Month USD LIBOR AUD Denominated / USD Payable

USD / AUD Exchange Rate

The following table sets forth the published high, low and end-of-quarter USD/AUD exchange rates for each quarter in the period from January 1, 2007 through May 15, 2012. The related graph sets forth the daily exchange rates of the AUD relative to the USD for such period. We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. You cannot predict the future performance of the AUD relative to the USD based on its historical performance. We cannot give you any assurance that the AUD will strengthen relative to the dollar on any valuation date. In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet—Key Terms––Exchange rate” or “—AUD1” above. If the AUD depreciates relative to the USD on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

AUD (# USD / 1 AUD)	High	Low	Period End
2007
First Quarter	0.80990	0.77040	0.80860
Second Quarter	0.84940	0.81320	0.84940
Third Quarter	0.88790	0.79120	0.88790
Fourth Quarter	0.93410	0.85730	0.87510
2008
First Quarter	0.94900	0.86140	0.91310
Second Quarter	0.96290	0.90720	0.95860
Third Quarter	0.97940	0.79070	0.79240
Fourth Quarter	0.78740	0.60130	0.70270
2009
First Quarter	0.72330	0.63000	0.69130
Second Quarter	0.82090	0.69660	0.80640
Third Quarter	0.88280	0.77860	0.88280
Fourth Quarter	0.93690	0.86520	0.89770
2010
First Quarter	0.93180	0.86460	0.91720
Second Quarter	0.93510	0.81040	0.84080
Third Quarter	0.96970	0.83930	0.96710
Fourth Quarter	1.02330	0.95880	1.02330
2011
First Quarter	1.03290	0.98030	1.02910
Second Quarter	1.09710	1.03290	1.07220
Third Quarter	1.10200	0.96620	0.96620
Fourth Quarter	1.07300	0.95270	1.02090
2012
First Quarter	1.08090	1.02280	1.03460
Second Quarter (through May 15, 2012)	1.04710	0.99310	0.99310

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Australian dollar January 1, 2007 to May 15, 2012 (expressed as units of USD per 1 AUD)

May 2012	Page 18